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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*

         KIRKLAND, J. ERIC
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   (Last)                            (First)              (Middle)

         7000 W. Palmetto Park Road #501
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                                    (Street)

         Boca Raton, FL 33433
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   (City)                            (State)                (Zip)


         08/28/00
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2.   Date of Event Requiring Statement (Month/Day/Year)

         ###-##-####
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

         iiGROUP, INC. (IIGR)
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4.   Issuer Name and Ticker or Trading Symbol


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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                                   [ ]  10% Owner
     [X]  Officer (give title below)                 [ ]  Other (specify below)

         President


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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by 1 Reporting Person
     [ ]  Form Filed by More than 1 Reporting Person


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             Table I -- Non-Derivative Securities Beneficially Owned
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


                                                      3. Ownership Form:
                           2. Amount of Securities       Direct (D) or           4. Nature of Indirect
1. Title of Security          Beneficially Owner         Indirect (I)               Beneficial
   (Instr. 4)                 (Instr. 4)                 (Instr. 5)                 Ownership (Instr. 4)
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
Common Stock,                       1,293,471                 D
$.01 par value
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

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
                                                                 SEC 1473 (3-99)


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FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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

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1. Title of Derivative Security (Instr. 4)           2. Date Exercisable and Expiration Date
                                                        (Month/Day/Year)
                                                    -----------------------------------------
                                                      Date Exercisable  |  Expiration Date
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
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

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3. Title and Amount of Securities          4. Conversion or Exercise   5.  Ownership Form of Derivative    6.  Nature of Indirect
   Underlying Derivative Security             Price of Derivative          Security: Direct (D) or             Beneficial Ownership
   (Instr. 4)                                 Security                     Indirect (I) (Instr. 5)             (Instr. 5)
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                             Ammount or
                             Number of
          Title              Shares
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
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


Explanation of Responses:

/s/ J. Eric Kirkland                                       November 15, 2000
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J. Eric Kirkland                                           Date

**  Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.